Exhibit 99.1

Contacts:
Dan Petro, CFA, Treasurer and Director of Investor Relations
Pioneer Energy Services Corp.
(210) 828-7689

Lisa Elliott / lelliott@dennardlascar.com
Anne Pearson / apearson@dennardlascar.com
Dennard ▪ Lascar Associates / (713) 529-6600

Pioneer Energy Services
Reports Third Quarter 2017 Results
SAN ANTONIO, Texas, November 2, 2017 - Pioneer Energy Services (NYSE: PES) today reported financial and operating results for the quarter ended September 30, 2017. Notable items include:

•
Production Services Segment revenue increased 9% over the prior quarter driven by increased demand for completion-related services, despite an approximately $3 million negative impact from Hurricane Harvey.

•	Drilling Services Segment average margin per day was $8,067, up for the fourth consecutive quarter.

•	U.S. drilling fleet is 100% pad-optimal AC rigs and was 100% utilized during the quarter.

•	Colombia utilization averaged three rigs working during the quarter; however, five rigs are earning revenue today and a sixth rig is expected to begin working before year-end.

•
Currently in advanced discussions regarding a new $175 million term loan and in receipt of a commitment letter for a $75 million revolving asset-based lending facility, upon the closing of which we expect to fully repay the $101.6 million amount currently outstanding and retire our $150 million revolving credit facility.

Consolidated Financial Results
Revenues for the third quarter of 2017 were $117.3 million, up 9% from revenues of $107.1 million in the second quarter of 2017 (“the prior quarter”) and up 72% from revenues of $68.4 million in the third quarter of 2016 (“the year-earlier quarter”). The increase from the prior quarter is primarily attributable to achieving 100% utilization of our AC drilling fleet during the quarter and an increase in completion-related activity for our wireline services, as well as increased pricing for our coiled tubing services.

Net loss for the third quarter of 2017 was $17.2 million, or $0.22 per share, compared with net loss of $20.2 million, or $0.26 per share, in the prior quarter and net loss of $34.6 million, or $0.53 per share, in the year-earlier quarter. Our Adjusted Net Loss(1) for the third quarter was $11.3 million, and our Adjusted EPS(2) was a loss of $0.15 per share, which excludes the valuation allowance taken against deferred tax assets primarily related to domestic net operating losses. This compares to Adjusted Net Loss of $16.2 million, or $0.21 per share, in the prior quarter, which excludes the valuation allowance and the after-tax impact of impairment charges. Valuation allowance adjustments to deferred tax assets were $5.9 million in the third quarter of 2017 and $3.5 million in the prior quarter.
Third quarter Adjusted EBITDA(3) was $14.0 million, up from $12.9 million in the prior quarter, and $3.3 million in the year-earlier quarter.
Operating Results
Production Services Segment
Revenue for the Production Services Segment was $74.7 million in the third quarter, up 9% from the prior quarter and up 83% from the year-earlier quarter. Production Services Segment margin(4) as a percentage of revenue was 22% in the third quarter, as compared to 23% in the prior quarter and 22% in the year-earlier quarter.
The increase in Production Services Segment revenues from the prior quarter was driven by wireline and coiled tubing, up 16% and 27%, respectively, driven by demand for completion-related services. Pricing has improved for our wireline operations, as well as coiled tubing operations due to greater demand for services requiring larger diameter coiled tubing. Activity also improved for our wireline services with more completion-related services leading to the 83% improvement in Production Services Segment revenues over the year-earlier quarter. The total number of wireline jobs that we completed in the third quarter exceeded those completed in the year-earlier quarter by 31%. These increases in pricing and activity partially offset the negative impact from Hurricane Harvey which affected utilization in our Production Services Segments.
Well servicing average pricing was $529 per hour in the third quarter, up from $514 in the prior quarter and up from $496 in the year-earlier quarter. Well servicing rig utilization was 43% in the third quarter, down from 47% in the prior quarter due to the impact of Hurricane Harvey and up from 41% in the year-earlier quarter. Coiled tubing utilization was 29% in the third quarter based on a total fleet count of 14 units, which compares to 26% in the prior quarter and 22% in the year-earlier quarter, both of which were based on a fleet count of 17 units.
Drilling Services Segment
Revenue for the Drilling Services Segment was $42.5 million in the third quarter, a 10% increase from the prior quarter and a 55% increase from the year-earlier quarter. Drilling rig utilization was 79% for the third quarter, up from 74% in the prior quarter and up from 38% in the year-earlier quarter.
Average drilling revenues per day were $24,241 in the third quarter, up from $24,131 in the prior quarter and down from $25,118 in the year-earlier quarter. Drilling Services Segment margin(4) per day(5) was $8,067 in the third quarter, up from $7,735 in the prior quarter and up from $7,025 in the year-earlier quarter. The increase in Drilling Services Segment margin per day from the prior quarter and the year-earlier quarter was due to increased dayrates in our domestic drilling operations, as well as the benefit of cost efficiencies from the full utilization of our domestic fleet. Drilling Services Segment margin per day was negatively impacted by our Colombian operations which absorbed several long mobilizations as rigs were redeployed to new areas.
Currently, all of our 16 drilling rigs in the U.S are earning revenues, 13 of which are under term contracts, and five of our rigs in Colombia are earning revenue, resulting in total current utilization of 88%. One additional rig in Colombia is under term contract and will begin work in December.
Comments from our President and CEO
“With oil prices remaining steady at or above $50 per barrel, we are continuing to see a solid level of activity and improved results from both our Drilling and Production Services Segments,” said Wm. Stacy Locke, Pioneer President and Chief Executive Officer.
“Our U.S. drilling fleet was fully utilized throughout the entire quarter, and we are focused on securing additional term contract coverage, which is now over 80% of our U.S. fleet. In Colombia, we have expanded our customer base and will have six rigs working in the fourth quarter.

“This new activity in Colombia, combined with the ongoing renewal of expiring U.S. contracts at higher day rates, positions us to earn higher revenues and better margins in 2018. By year-end, we expect our overall drilling rig utilization rate to be above 90% which will lead to cost efficiencies and more attractive returns from our Colombia operations.
“Strong well completion-related activity in our wireline and coil tubing businesses resulted in double-digit revenue growth over the prior quarter. Activity for our well servicing and coiled tubing businesses were down slightly due to the impact of Hurricane Harvey which affected our customers working in the Gulf Coast areas, but activity levels have since rebounded. With the exception of the normal holiday-related slowdown, we expect to see stable activity for our Production Services Segment in the fourth quarter.
“We are also very pleased with our expectation to close on a new $175 million term loan and a $75 million asset-based lending facility to replace our $150 million revolving credit facility. Together, they will provide additional liquidity and financial flexibility for us to take advantage of medium- and longer-term opportunities as the market continues to improve.
“We intend to maintain our commitment to capital discipline, and this new financing provides the liquidity and flexibility to more fully participate in the ongoing market recovery,” Mr. Locke said.
Fourth Quarter 2017 Guidance
In the fourth quarter of 2017, Production Services Segment revenue is estimated to be up approximately 5% as compared to the third quarter of 2017. Production Services Segment margin is estimated to be 22% to 24% of revenues in the fourth quarter. Drilling rig utilization in the fourth quarter is estimated to average 86% to 87%. Drilling Services Segment margin is expected to be approximately $8,700 to $9,000 per day in the fourth quarter.

Liquidity
Working capital at September 30, 2017 was $60.0 million, up from $48.0 million at December 31, 2016. Our cash and cash equivalents were $10.9 million, up from $10.2 million at year-end 2016.
During 2017, we used $52.8 million of cash for the purchases of property and equipment and used $11.3 million in operating activities, primarily funded by $51.7 million of net borrowings under our Revolving Credit Facility and $10.4 million of proceeds from the sale of assets, as well as $3.1 million of insurance proceeds received from drilling rig damages.
We currently have $11.8 million in committed letters of credit and $101.6 million in borrowings outstanding under our $150 million Revolving Credit Facility. We expect to refinance this borrowing, as we are in advanced discussions regarding a new $175 million term loan and we have received a commitment letter for a $75 million senior secured revolving asset-based lending facility. We expect to use the proceeds from the term loan to, among other things, repay and retire the Revolving Credit Facility.
Capital Expenditures
Cash capital expenditures during the nine months ended September 30, 2017 were $52.8 million, including capitalized interest. We estimate total capital expenditures for 2017 to be approximately $60 million, which includes approximately $22 million for domestic and international drilling rig upgrades, the exchange of 20 well servicing rigs which was completed in the first quarter of 2017, and the purchase of six wireline units.
Conference Call
Pioneer Energy Services' management team will hold a conference call today at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to discuss these results. To participate in the conference call, dial (412) 902-0003 approximately 10 minutes prior to the call and ask for the Pioneer Energy Services conference call. A telephone replay will be available after the call and will be accessible until November 9th. To access the replay, dial (201) 612-7415 and enter the pass code 13672704.
The conference call will also be webcast on the Internet and accessible from Pioneer Energy Services' Web site at www.pioneeres.com. To listen to the live call, visit Pioneer Energy Services' Web site at least 10 minutes early to register and download any necessary audio software. A replay will be available shortly after the call. For more information, please contact Donna Washburn at Dennard ▪ Lascar Associates, LLC at (713) 529-6600 or e-mail dwashburn@dennardlascar.com.
About Pioneer
Pioneer Energy Services provides well, wireline, and coiled tubing services to producers in the U.S. Gulf Coast, offshore Gulf of Mexico, Mid-Continent and Rocky Mountain regions through its Production Services Segment. Pioneer also provides contract land drilling services to oil and gas operators in Texas, the Mid-Continent and Appalachian regions and internationally in Colombia through its Drilling Services Segment.

Cautionary Statement Regarding Forward-Looking Statements,
Non-GAAP Financial Measures and Reconciliations

Statements we make in this news release that express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements that are subject to risks, uncertainties and assumptions. Our actual results, performance or achievements, or industry results, as well as our expectation to refinance our existing $150 million Revolving Credit Facility, could differ materially from those we express in the following discussion as a result of a variety of factors, including general economic and business conditions and industry trends, levels and volatility of oil and gas prices, the continued demand for drilling services or production services in the geographic areas where we operate, decisions about exploration and development projects to be made by oil and gas exploration and production companies, the highly competitive nature of our business, technological advancements and trends in our industry and improvements in our competitors' equipment, the loss of one or more of our major clients or a decrease in their demand for our services, future compliance with covenants under debt agreements, including our senior secured revolving credit facility and our senior notes, as well as any other debt agreements we may enter into in the future, operating hazards inherent in our operations, the supply of marketable drilling rigs, well servicing rigs, coiled tubing and wireline units within the industry, the continued availability of drilling rig, well servicing rig, coiled tubing and wireline unit components, the continued availability of qualified personnel, the success or failure of our acquisition strategy, including our ability to finance acquisitions, manage growth and effectively integrate acquisitions, the political, economic, regulatory and other uncertainties encountered by our operations, and changes in, or our failure or inability to comply with, governmental regulations, including those relating to the environment and our ability to close our proposed new $175 million term loan and $75 million asset-based revolving lending facility. We have discussed many of these factors in more detail in our Annual Report on Form 10-K for the year ended December 31, 2016, including under the headings “Special Note Regarding Forward-Looking Statements” in the Introductory Note to Part I and “Risk Factors” in Item 1A. These factors are not necessarily all the important factors that could affect us. Other unpredictable or unknown factors could also have material adverse effects on actual results of matters that are the subject of our forward-looking statements. All forward-looking statements speak only as of the date on which they are made and we undertake no obligation to publicly update or revise any forward-looking statements wh ether as a result of new information, future events or otherwise. We advise our shareholders that they should (1) recognize that important factors not referred to above could affect the accuracy of our forward-looking statements and (2) use caution and common sense when considering our forward-looking statements.

This news release contains non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each such measure to its most directly comparable U.S. Generally Accepted Accounting Principles (GAAP) financial measure, together with an explanation of why management believes that these non-GAAP financial measures provide useful information to investors, is provided in the following tables.
_________________________________

(1)
Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the tables to this news release.

(2)
Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the tables to this news release.

(3)
Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the tables to this news release.

(4)
Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin and Drilling Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Production Services Segment margin and Drilling Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Production Services Segment margin and Drilling Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Production Services Segment margin and Drilling Services Segment margin to net loss as reported is included in the tables to this news release.

This news release also included a forward-looking non-GAAP financial measure, Production Services Segment margin for the fourth quarter 2017, which as previously described excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

(5)	Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

This news release also included a forward-looking non-GAAP financial measure, Drilling Services Segment margin per revenue day for the fourth quarter of 2017, which as previously described, is a calculation of revenues less operating costs, divided by the number of revenue days, and therefore excludes all other costs or income (including but not limited to bad debt (expense) recovery, gain (loss) on dispositions of property and equipment, impairment charges, if any, other income (expense) and income tax expense or benefit). No reconciliation of this forward-looking non-GAAP financial measure was included in the news release due to the variability and difficulty in making an accurate forecast and projection of the excluded information referenced above. Accordingly, we do not believe that reconciling information for such forward-looking non-GAAP financial measure would be meaningful.

- Financial Statements and Operating Information Follow -

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016

Revenues:
Production services	$74,738	$40,899	$68,351	$199,830	$116,998
Drilling services	42,543	27,454	38,779	120,338	88,597
Total revenues	117,281	68,353	107,130	320,168	205,595

Costs and expenses:
Production services	58,304	31,912	52,733	156,678	95,503
Drilling services	28,386	19,776	26,348	81,841	51,989
Depreciation and amortization	24,623	28,663	24,740	74,355	87,409
General and administrative	17,528	14,312	16,090	51,342	46,078
Bad debt expense (recovery)	491	(359)	(226)	(98)	(302)
Impairment charges	—	4,262	795	795	4,262
Gain on dispositions of property and equipment	(1,159)	(328)	(621)	(2,251)	(420)
Total costs and expenses	128,173	98,238	119,859	362,662	284,519
Loss from operations	(10,892)	(29,885)	(12,729)	(42,494)	(78,924)

Other (expense) income:
Interest expense, net of interest capitalized	(6,613)	(6,678)	(6,418)	(19,090)	(19,307)
Loss on extinguishment of debt	—	—	—	—	(299)
Other (expense) income	295	245	73	224	574
Total other expense	(6,318)	(6,433)	(6,345)	(18,866)	(19,032)

Loss before income taxes	(17,210)	(36,318)	(19,074)	(61,360)	(97,956)
Income tax benefit (expense)	(17)	1,698	(1,135)	(1,200)	5,646
Net loss	$(17,227)	$(34,620)	$(20,209)	$(62,560)	$(92,310)

Loss per common share:
Basic	$(0.22)	$(0.53)	$(0.26)	$(0.81)	$(1.43)
Diluted	$(0.22)	$(0.53)	$(0.26)	$(0.81)	$(1.43)

Weighted-average number of shares outstanding:
Basic	77,552	64,905	77,377	77,335	64,755
Diluted	77,552	64,905	77,377	77,335	64,755

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2017	December 31, 2016
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$10,852	$10,194
Receivables, net of allowance for doubtful accounts	102,804	72,123
Inventory	11,758	9,660
Assets held for sale	8,756	15,093
Prepaid expenses and other current assets	5,331	6,926
Total current assets	139,501	113,996

Net property and equipment	566,501	584,080
Other long-term assets	1,440	2,026
Total assets	$707,442	$700,102

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,008	$19,208
Deferred revenues	783	1,449
Accrued expenses	46,722	45,345
Total current liabilities	79,513	66,002

Long-term debt, less debt issuance costs	392,601	339,473
Deferred income taxes	8,615	8,180
Other long-term liabilities	5,185	5,049
Total liabilities	485,914	418,704
Total shareholders’ equity	221,528	281,398
Total liabilities and shareholders’ equity	$707,442	$700,102

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(unaudited, in thousands)

	Nine months ended
	September 30,
	2017	2016

Cash flows from operating activities:
Net loss	$(62,560)	$(92,310)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	74,355	87,409
Allowance for doubtful accounts, net of recoveries	(98)	(302)
Write-off of obsolete inventory	—	21
Gain on dispositions of property and equipment, net	(2,251)	(420)
Stock-based compensation expense	3,225	2,998
Amortization of debt issuance costs	1,395	1,311
Loss on extinguishment of debt	—	299
Impairment charges	795	4,262
Deferred income taxes	434	(6,372)
Change in other long-term assets	335	426
Change in other long-term liabilities	136	(833)
Changes in current assets and liabilities	(27,028)	11,155
Net cash provided by (used in) operating activities	(11,262)	7,644

Cash flows from investing activities:
Purchases of property and equipment	(52,806)	(25,584)
Proceeds from sale of property and equipment	10,407	2,743
Proceeds from insurance recoveries	3,119	—
Net cash used in investing activities	(39,280)	(22,841)

Cash flows from financing activities:
Debt repayments	(13,267)	(500)
Proceeds from issuance of debt	65,000	12,000
Debt issuance costs	—	(819)
Proceeds from exercise of options	—	183
Purchase of treasury stock	(533)	(124)
Net cash provided by financing activities	51,200	10,740

Net increase (decrease) in cash and cash equivalents	658	(4,457)
Beginning cash and cash equivalents	10,194	14,160
Ending cash and cash equivalents	$10,852	$9,703

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Operating Statistics
(in thousands, except average number of drilling rigs, utilization rate, revenue days and per day information)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016
Production Services Segment:
Revenues	$74,738	$40,899	$68,351	$199,830	$116,998
Operating costs	58,304	31,912	52,733	156,678	95,503
Production Services Segment margin(1)	$16,434	$8,987	$15,618	$43,152	$21,495

Drilling Services Segment:
Revenues	$42,543	$27,454	$38,779	$120,338	$88,597
Operating costs	28,386	19,776	26,348	81,841	51,989
Drilling Services Segment margin(1)	$14,157	$7,678	$12,431	$38,497	$36,608

Average number of drilling rigs	24.0	31.0	24.0	24.0	31.0
Utilization rate	79%	38%	74%	75%	41%

Revenue days - working	1,755	1,076	1,607	4,917	3,018
Revenue days - earning but not working	—	17	—	—	495
Total revenue days	1,755	1,093	1,607	4,917	3,513

Average revenues per day	$24,241	$25,118	$24,131	$24,474	$25,220
Average operating costs per day	16,174	18,093	16,396	16,644	14,799
Drilling Services Segment margin per day(2)	$8,067	$7,025	$7,735	$7,830	$10,421

Total:
Revenues	$117,281	$68,353	$107,130	$320,168	$205,595
Operating costs	86,690	51,688	79,081	238,519	147,492
Consolidated margin	$30,591	$16,665	$28,049	$81,649	$58,103

Net loss as reported	$(17,227)	$(34,620)	$(20,209)	$(62,560)	$(92,310)
Adjusted EBITDA(3)	$14,026	$3,285	$12,879	$32,880	$13,321

(1)Production Services Segment margin represents production services revenue less production services operating costs. Drilling Services Segment margin represents contract drilling revenues less contract drilling operating costs. Production Services Segment margin and Drilling Services Segment margin are non-GAAP financial measures which we consider to be important supplemental measures of operating performance. Our management uses these measures to facilitate period-to-period comparisons in operating performance of our reportable segments. We believe that Production Services Segment margin and Drilling Services Segment margin are useful to investors and analysts because they provide a means to evaluate the operating performance of the segments on an ongoing basis using criteria that are used by our internal decision makers. Additionally, the use of these measures highlights operating trends and aids in analytical comparisons. Production Services Segment margin and Drilling Services Segment margin as presented may not be comparable to other similarly titled measures reported by other companies. A reconciliation of consolidated Production Services Segment margin and Drilling Services Segment margin to net loss as reported is included in the table on the following page.

(2)Drilling Services Segment margin per day represents the Drilling Services Segment's average revenue per revenue day less average operating costs per revenue day.

(3)Adjusted EBITDA represents income (loss) before interest expense, income tax (expense) benefit, depreciation and amortization, and loss on extinguishment of debt and impairments, if any. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. In addition, Adjusted EBITDA does not represent funds available for discretionary use. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies. A reconciliation of adjusted EBITDA to net loss as reported is included in the table on the following page.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Loss to Adjusted EBITDA
and Consolidated Margin
(in thousands)
(unaudited)

	Three months ended			Nine months ended
	September 30,		June 30,	September 30,
	2017	2016	2017	2017	2016

Net loss as reported	$(17,227)	$(34,620)	$(20,209)	$(62,560)	$(92,310)

Depreciation and amortization	24,623	28,663	24,740	74,355	87,409
Impairment charges	—	4,262	795	795	4,262
Interest expense	6,613	6,678	6,418	19,090	19,307
Loss on extinguishment of debt	—	—	—	—	299
Income tax benefit (expense)	17	(1,698)	1,135	1,200	(5,646)
Adjusted EBITDA(3)	14,026	3,285	12,879	32,880	13,321

General and administrative	17,528	14,312	16,090	51,342	46,078
Bad debt expense (recovery)	491	(359)	(226)	(98)	(302)
Gain on dispositions of property and equipment	(1,159)	(328)	(621)	(2,251)	(420)
Other (income) expense	(295)	(245)	(73)	(224)	(574)
Consolidated margin	$30,591	$16,665	$28,049	$81,649	$58,103

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Reconciliation of Net Income (Loss) as Reported to Adjusted Net Income (Loss)
and Diluted EPS as Reported to Adjusted (Diluted) EPS
(in thousands, except per share data)
(unaudited)

	Three months ended
	September 30,		June 30,
	2017	2016	2017

Net loss as reported	$(17,227)	$(34,620)	$(20,209)
Impairment charges	—	4,262	795
Tax benefit related to adjustments	—	(303)	(295)
Valuation allowance adjustments on deferred tax assets	5,894	11,801	3,492
Adjusted net loss(4)	$(11,333)	$(18,860)	$(16,217)

Basic weighted average number of shares outstanding, as reported	77,552	64,905	77,377
Effect of dilutive securities	—	—	—
Diluted weighted average number of shares outstanding, as adjusted	77,552	64,905	77,377

Adjusted (diluted) EPS(5)	$(0.15)	$(0.29)	$(0.21)

Diluted EPS as reported	$(0.22)	$(0.53)	$(0.26)

(4)Adjusted Net Loss represents net loss as reported adjusted to exclude impairment charges and loss on extinguishment of debt, if any, and the related tax benefit, and valuation allowance adjustments on deferred tax assets. We believe that adjusted net loss is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted net loss may not be comparable to other similarly titled measures reported by other companies. A reconciliation of net loss as reported to adjusted net loss is included in the table above.

(5)Adjusted (diluted) EPS represents adjusted net loss divided by the weighted-average number of shares outstanding during the period, including the effect of dilutive securities, if any. We believe that adjusted (diluted) EPS is a useful measure to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers, although it is not a measure of financial performance under GAAP. Adjusted (diluted) EPS may not be comparable to other similarly titled measures reported by other companies. A reconciliation of diluted EPS as reported to adjusted (diluted) EPS is included in the table above.

PIONEER ENERGY SERVICES CORP. AND SUBSIDIARIES
Drilling Rig, Well Servicing Rig, Wireline and Coiled Tubing Unit
Current Information
As of November 2, 2017

Production Services Segment:

Well servicing rigs (by horsepower rating):
550 HP	113
600 HP	12
Total	125

Wireline units	117

Coiled tubing units	14

Drilling Services Segment:

Electric drilling rigs:
U.S. - AC Rigs	16
Colombia - SCR Rigs	8
Total	24